Press Release

Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2007 Results,

Declares $0.50 Dividend

— Results include 70% increase in net income, 24% EBITDA growth —

NEW YORK, NY, November 7, 2007 — Eagle Bulk Shipping Inc. (NasdaqGS: EGLE) today announced its results for the third quarter of 2007. The Company also declared a dividend of $0.50 per share, based on its third quarter results.

Third quarter 2007 highlights included:

•

Net income increased by $6.4 million, or 70%, to $15.5 million ($0.37 per share based on a weighted average of 42,365,252 diluted shares) for the third quarter of 2007, from $9.1 million ($0.25 per share) for the third quarter of 2006.

•	Gross time charter revenues increased by $6.3 million, or 20%, to $36.9 million for the third quarter of 2007, from $30.7 million for the third quarter of 2006.
•

EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 24% to $27.4 million for the third quarter of 2007, from $22.1 million during the third quarter of 2006. (Please see below for a reconciliation of EBITDA to net income).

•	On August 7, 2007, the Company paid a cash dividend of $0.47 per share for its second quarter results.
•

Completed the transaction to construct a fleet of 26 newbuild Supramax vessels for $1.1 billion. Upon delivery, the Company’s fleet will more than double from 23 vessels to 49 vessels, expand tonnage by 124% to approximately 2.7 million deadweight tons, and reduce the average age of the fleet to 2 years.

Subsequent events:

•

On October 19, 2007, the Company entered into an amended and restated Credit Agreement with the Royal Bank of Scotland plc to increase the amount available under its revolving credit facility from $600 million to $1.6 billion. The new facility has a term of ten years, is available in full until July 2012, bears interest at the rate of 0.80% to 0.90% over LIBOR, and is subject to a commitment fee of 0.25% annually on unused amounts.

•

The Company’s Board of Directors has declared a cash dividend for the third quarter of 2007 of $0.50 per share, based on 46,727,153 of the Company’s common shares outstanding, payable on or about November 28th, 2007 to all shareholders of record as of November 21, 2007. As previously reported, Eagle Bulk’s new dividend policy is to target a $0.50 dividend which is announced at the time of the Company’s quarterly earnings.

Commenting on the third quarter results, Sophocles Zoullas, Chairman and Chief Executive Officer, said, “We are very pleased with our third quarter results, which included operational strength from the existing fleet, as well as the acquisition of 26 Supramax vessels. This transaction reaffirmed Eagle’s proven growth strategy, which now includes $1.5 billion worth of acquisitions to date, while increasing minimum contracted revenue to approximately $1.2 billion. Furthermore, with 31 new vessels delivering to us over the next four years, we are able to provide an annual compounded rate of growth in excess of 20% based on our current fleet. We expect substantial revenue upside, as well, with up to 20 profit sharing charters and up to 15 open vessels to charter through 2008 to take advantage of ongoing market strength. We are pleased that our shareholders will continue to participate in this growth directly through our targeted $0.50 dividend”.

Mr. Zoullas continued, “Operationally, our fleet maintained one of the lowest break-even points in the industry while achieving a utilization rate for the quarter of 99.3%. With an average fleet age of 2 years and 39 sister ships to further provide efficiency and economies of scale, we expect our record of operational excellence to continue. Finally, with a strong balance sheet and a new $1.6 billion revolving credit facility, we also have the financial flexibility to continue to make opportunistic investments to grow the business.”

Results for the three month periods ended September 30, 2007 and 2006

For the quarter ended September 30, 2007, net income was $15,501,895, up 70% from $9,100,737 for the comparable quarter of 2006. Diluted earnings per share were $0.37 in the third quarter of 2007 compared to $0.25 in the third quarter of 2006.

All of the Company’s revenues were earned from time charters. Gross revenues increased by 20% to $36,934,096 for the quarter ended September 30, 2007 from $30,671,690 for the quarter ended September 30, 2006. Net revenues increased by 20% to $33,955,704 after deductions for brokerage commissions of $1,898,392 and amortization of net prepaid charter revenue of $1,080,000 for the quarter ended September 30, 2007, from $28,358,830 after deductions for brokerage commissions of $1,587,860 and amortization of net prepaid charter revenue of $725,000 for the quarter ended September 30, 2006.

Vessel expenses for the quarter ended September 30, 2007 were $6,647,223 compared to $6,118,038 for the quarter ended September 30, 2006. The increase in vessel expenses is attributable to a larger fleet size in operation for the third quarter of 2007 and also due to increases in vessel crew and lubricant costs.

EBITDA, as defined by the Company’s credit agreement, increased 24% to $27,421,413 for the quarter ended September 30, 2007, from $22,063,519 in the quarter ended September 30, 2006 (Please see below for a reconciliation of EBITDA to net income).

Results for the nine month periods ended September 30, 2007 and 2006

For the nine-month periods ended September 30, 2007 and 2006, net income was $35,914,378 and $29,284,974, respectively. Diluted earnings per share for the same two periods were $0.88 and $0.86, respectively.

Gross revenues increased by 17% to $97,422,371 for the nine-month period ended September 30, 2007 from $82,919,582 for the nine months ended September 30, 2006. Net revenues increased by 17% to $89,202,283 after deductions for brokerage commissions of $4,980,088 and amortization of net prepaid charter revenue of $3,240,000 for the nine months ended September 30, 2007 from $76,254,265 after deductions for brokerage commissions of $4,229,817 and amortization of net prepaid charter revenue of $2,435,500 for the nine months ended September 30, 2006.

Vessel expenses for the nine-month periods ended September 30, 2007 and 2006 were $19,749,702 and $15,742,457, respectively. The increase was attributed primarily due to a larger fleet size and increases in crew costs and costs of oil-based lubricants.

EBITDA, as defined by the Company’s credit agreement, increased 18% to $71,527,623 for the nine months ended September 30, 2007, from $60,590,828 for the nine months ended September 30, 2006 (Please see below for a reconciliation of EBITDA to net income).

INVESTING ACTIVITIES

During the third quarter of 2007, the Company acquired 26 Supramax newbuilding vessels from Kyrini Shipping Inc., an unrelated privately held Greek shipping company, for a total consideration of approximately $1,100,000,000 which includes construction contracts aggregating approximately $944,000,000 and cash consideration of $150,000,000 to purchase all of the issued and outstanding shares of the capital stock of 19 wholly owned subsidiaries of Kyrini Shipping Inc., a Liberian corporation whose primary assets consisted of contracts for the construction of 18 Supramax drybulk vessels and options for the construction of a further 8 Supramax drybulk vessels which the Company exercised on August 1, 2007. Five of these 26 Supramax vessels are of the 53,000 deadweight ton category, while the remaining 21 are of the 58,000 deadweight ton category. The vessels are expected to be delivered between 2008 and 2012 and 21 vessels are secured by long-term charters through 2018. The Company will periodically advance construction payments to the shipyard. As of September 30, 2007, the Company had advanced a total of $221,462,500 in regards to the cash consideration, acquisition costs and shipyard deposits for the newbuild vessels acquired in connection with the Kyrini transaction. These amounts have been funded through borrowings under its credit facility and have been recorded as Advances for Vessel Construction in the Company’s financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities during the nine-month periods ended September 30, 2007 and 2006 was $62,587,594 and $52,123,412, respectively. The increase was primarily due to cash generated from the operation of the fleet for 4,417 operating days in the nine-month period ended September 30, 2007, compared to 3,734 operating days during the same period in 2006.

Net cash used in investing activities during the nine-month period ended September 30, 2007 was $391,953,782. During the nine-month period ended September 30, 2007, the Company purchased three modern Supramax vessels, the SHRIKE, SKUA and KITTIWAKE, for a total contract price of $138,700,000 and associated costs of $176,098 relating to these vessel acquisitions. During the nine-month period ended September 30, 2007, for its newbuilding program, the Company placed deposits in Japanese yen of an equivalent of $38,113,974 for three 56,000 deadweight ton vessels, the CROWNED EAGLE, CRESTED EAGLE and STELLAR EAGLE, which are to be constructed and delivered in November 2008, February 2009 and April 2009, respectively. These deposits are in addition to the deposits of $24,798,118 that were placed for the GOLDEN EAGLE and IMPERIAL EAGLE in 2006. In addition, the Company advanced an aggregate of $221,462,500 in acquisition costs and shipyard deposits for the newbuilds acquired in connection with the Kyrini transaction. For these newbuildings, the Company has incurred associated capitalized interest costs of $4,493,579 and has capitalized other costs of $1,019,113. On February 12, 2007, the SHIKRA, a 1984-built Handymax vessel, was sold to an unrelated third party for $12,525,000. The Company incurred total expenses of $513,518 relating to the sale.

Net cash provided by financing activities during the nine-month period ended September 30, 2007 was $462,037,833. During the nine-month period ended September 30, 2007, the Company received $239,848,266 in gross proceeds from the sale of common shares of the Company and paid costs of $5,701,127 associated with the share sales. During the nine-month period ended September 30, 2007, the Company borrowed $300,304,279 from its revolving credit facility, of which $36,344,000 was used to partly fund the purchase of the three vessels, the SHRIKE, SKUA and KITTIWAKE, which were all delivered in the second quarter, $259,576,474 was used to fund the advances for the newbuilding vessels, and $4,383,805 was used to fund the capitalized borrowing costs and other costs associated with the newbuilding vessels. The Company used $12,440,000 from the gross proceeds of the sale of the SHIKRA to repay borrowings from the revolving credit facility. During the nine-month period ended September 30, 2007, the Company paid $58,771,405 in dividends. Net cash provided by financing activities during the nine-month period ended September 30, 2006 was $51,676,257 which primarily consisted of $33,000,000 in gross proceeds from a private placement of shares of the Company’s common stock, borrowings of $74,800,000 from the Company’s revolving credit facility, and payments of $53,420,500 in dividends.

As of September 30, 2007, the Company’s cash balance was $154,947,136 compared to a cash balance of $22,275,491 at December 31, 2006. In addition, the Company maintains $7,200,000 in cash deposits with its lender for loan compliance purposes. This amount is recorded in Restricted Cash in the Company’s financial statements as of September 30, 2007. The cash deposit amount at the end of December 31, 2006 was $6,400,000. Also recorded in Restricted Cash is an amount of $124,616 which is collateralizing a letter of credit relating to the Company’s office lease.

The Company’s revolving credit facility has been amended and enhanced periodically to accommodate the newbuilding program. The incremental borrowings are subject to the same terms and conditions as the existing credit facility. As of September 30, 2007, total availability under the enhanced revolving credit facility was $600,000,000 of which $527,839,099 had been borrowed. The facility also provides it with the ability to borrow up to $15,000,000 for working capital purposes. Subsequent to the end of the third quarter, on October 19, 2007, the revolving credit facility was amended, restated and increased to $1,600,000,000. The amended facility has a term of ten years, and there are no principal repayment obligations until July 2012. Over the remaining five years until maturity in July 2017, the facility will reduce in semi-annual amounts of $75,000,000 with a final reduction of $850,000,000 occurring simultaneously with the last semi-annual reduction. The facility bears interest at the rate of 0.80% to 0.90% over LIBOR, and is subject to a commitment fee of 0.25% annually on unused amounts. The amended facility also provides the Company with the ability to borrow up to $20,000,000 for working capital purposes.

Dividend

In the nine-month period ended September 30, 2007, the Company paid a total of $58,771,405 in cash dividends to its shareholders, equivalent to $1.48 per share. As of September 30, 2007, the Company has paid aggregate cash dividends to its shareholders of $4.10 per share or an aggregate amount of $145,161,905.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company’s financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The Company’s revolving credit facility permits it to pay dividends in amounts up to its earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net Income	$15,501,895	$9,100,737	$35,914,378	$29,284,974
Interest Expense	3,476,977	3,180,336	9,789,541	7,364,009
Depreciation and Amortization	7,241,927	5,980,747	19,079,511	15,737,990
Amortization of Prepaid and Deferred Revenue	1,080,000	725,000	3,240,000	2,435,500
EBITDA	27,300,799	18,986,820	68,023,430	54,822,473
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	120,614	3,076,699	3,504,193	5,768,355
Credit Agreement EBITDA	$27,421,413	$22,063,519	$71,527,623	$60,590,828
(1)	Management's participation in profits interests in Eagle Ventures LLC and stock options (see Notes to our financial statements)

CAPITAL EXPENDITURES

The Company’s capital expenditures relate to the purchase of vessels, construction of newbuilding vessels, and capital improvements to existing vessels which are expected to enhance the revenue earning capabilities and safety of these vessels. During the nine-month period ended September 30, 2007, the Company spent $138,876,098 on the purchase of new vessels which were delivered in the second quarter, and $259,576,474 on acquisition costs and shipyard deposits in connection with the construction of newbuilding vessels. As of September 30, 2007, for the newbuilding program, the Company has capitalized interest costs of $4,872,603 and other costs of $1,152,356.

In addition to acquisitions that the Company may undertake in future periods, the Company’s other major capital expenditures include funding the Company’s maintenance program of regularly scheduled drydocking necessary to preserve the quality of its existing vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking. For the three-month period ended September 30, 2007, three of our vessels passed drydock surveys. During the corresponding period in 2006, two vessels were drydocked. For the nine-month periods ended September 30, 2007 and 2006, we spent $2,972,553 and $2,269,422, respectively, on vessel drydockings. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
December 31, 2007	15	$0.45 million
March 31, 2008	15	$0.50 million
June 30, 2008	30	$1.00 million
September 30, 2008	60	$2.00 million
(1)	Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues, net of Commissions	$33,955,704	$28,358,830	$89,202,283	$76,254,265
Vessel Expenses	6,647,223	6,118,038	19,749,702	15,742,457
Depreciation and Amortization	7,241,927	5,980,747	19,079,511	15,737,990
General and Administrative Expenses	1,570,980	1,266,905	4,787,974	3,366,408
Non-cash Compensation Expense	120,614	3,076,699	3,504,193	5,768,355
Gain on Sale of Vessel	—	—	(872,568)	—
Total Operating Expenses	15,580,744	16,442,389	46,248,812	40,615,210
Operating Income	18,374,960	11,916,441	42,953,471	35,639,055
Interest Expense	3,476,977	3,180,336	9,789,541	7,364,009
Interest Income	(603,912)	(364,632)	(2,750,448)	(1,009,928)
Net Interest Expense	2,873,065	2,815,704	7,039,093	6,354,081
Net Income	$15,501,895	$9,100,737	$35,914,378	$29,284,974
Weighted Average Shares Outstanding :
Basic	42,209,617	35,900,000	40,493,753	34,086,813
Diluted	42,365,252	35,900,678	40,590,796	34,086,848
Per Share Amounts:
Basic Net Income	$0.37	$0.25	$0.89	$0.86
Diluted Net Income	$0.37	$0.25	$0.88	$0.86
Cash Dividends Declared and Paid	$0.47	$0.50	$1.48	$1.57

Fleet Operating Days:

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Ownership Days	1,656	1,463	4,510	3,816
Available Days	1,607	1,443	4,440	3,752
Operating Days	1,595	1,437	4,417	3,734
Fleet Utilization	99.3%	99.6%	99.5%	99.5%

CONSOLIDATED BALANCE SHEETS:

	September 30, 2007	December 31, 2006
ASSETS:	(Unaudited)
Current Assets:
Cash	$154,947,136	$22,275,491
Accounts Receivable	2,033,860	616,205
Prepaid Charter Revenue	500,000	3,740,000
Prepaid Expenses	1,618,699	1,020,821
Total Current Assets	159,099,695	27,652,517
Vessels and Vessel Improvements, net	611,870,650	502,141,951
Advances for Vessel Construction	290,399,551	25,190,941
Restricted Cash	7,324,616	6,524,616
Deferred Drydock Costs, net	3,838,826	1,937,299
Deferred Financing Costs, net	2,509,504	2,406,839
Other Assets	—	2,936,804
Total Assets	$1,075,042,842	$568,790,967
LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,129,487	$1,650,159
Accrued Interest	2,993,138	800,683
Other Accrued Liabilities	1,796,334	1,717,124
Unearned Charter Hire Revenue	4,671,174	2,713,060
Total Current Liabilities	13,590,133	6,881,026
Long-term Debt	527,839,099	239,974,820
Other Liabilities	3,151,969	359,180
Total Liabilities	544,581,201	247,215,026
Stockholders’ Equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 46,727,153 shares issued and outstanding as of September 30, 2007 and 35,900,001 shares issued and outstanding as of December 31, 2006, respectively	467,271	359,000
Additional Paid-In Capital	601,938,926	364,574,877
Retained Earnings (net of cumulative dividends declared of $145,161,905 at September 30, 2007 and $86,390,500 at December 31, 2006)	(68,792,587)	(45,935,560)
Accumulated Other Comprehensive (Loss)/Income	(3,151,969)	2,577,624
Total Stockholders’ Equity	530,461,641	321,575,941
Total Liabilities and Stockholders’ Equity	$1,075,042,842	$568,790,967

CONSOLIDATED STATEMENT OF CASH FLOWS:

(UNAUDITED)

	Nine Months Ended
	September 30, 2007	September 30, 2006
Cash Flows from Operating Activities:
Net Income	$35,914,378	$29,284,974
Adjustments to Reconcile Net Income to Net Cash provided by Operating Activities:
Items included in net income not affecting cash flows:
Depreciation	18,008,485	15,222,940
Amortization of Deferred Drydocking Costs	1,071,026	515,050
Amortization of Deferred Financing Costs	180,070	117,491
Amortization of Prepaid and Deferred Charter Revenue	3,240,000	2,435,500
Non-cash Compensation Expense	3,504,193	5,768,355
Gain on Sale of Vessel	(872,568)	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,417,655)	(117,058)
Prepaid Expenses	(597,878)	(1,086,031)
Accounts Payable	2,300,317	713,068
Accrued Interest	2,192,455	136,810
Accrued Expenses	79,210	547,114
Drydocking Expenditures	(2,972,553)	(2,269,422)
Unearned Charter Hire Revenue	1,958,114	854,621
Net Cash Provided by Operating Activities	62,587,594	52,123,412
Cash Flows from Investing Activities:
Advances for Vessel Construction	(265,089,166)	—
Purchase of Vessels and Improvements	(138,876,098)	(105,112,609)
Proceeds from Sale of Vessel	12,011,482	—
Net Cash Used in Investing Activities	(391,953,782)	(105,112,609)
Cash Flows from Financing Activities:
Issuance of Common Stock	239,848,266	33,000,000
Equity Issuance Costs	(5,701,127)	(1,784,436)
Bank Borrowings	300,304,279	74,800,000
Repayment of Bank Debt	(12,440,000)	—
Restricted Cash	(800,000)	100,000
Deferred Financing Costs	(402,180)	(1,018,807)
Cash Dividends	(58,771,405)	(53,420,500)
Net Cash Provided by Financing Activities	462,037,833	51,676,257
Net Increase/(Decrease) in Cash	132,671,645	(1,312,940)
Cash at Beginning of Period	22,275,491	24,526,528
Cash at End of Period	$154,947,136	$23,213,588
Supplemental Cash Flow Information:
Cash paid during the period for Interest (including Capitalized interest of $2,296,435 in 2007 and Commitment Fees)	$11,843,726	$7,110,772

The following table represents certain information about the Company’s revenue earning charters, as of September 30, 2007:

Vessel	Year Built	Dwt	Delivered to Charterer	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal	2004	55,408	June 21, 2007	May 2008 to August 2008	$28,000
Condor (2)	2001	50,296	March 19, 2007	May 2009 to August 2009	$20,500
Falcon (3)	2001	50,296	April 22, 2005	February 2008 to June 2008	$20,950
Griffon	1995	46,635	March 18, 2007	March 2009 to June 2009	$20,075
Harrier (4)	2001	50,296	June 21, 2007	June 2009 to September 2009	$24,000
Hawk I	2001	50,296	April 1, 2007	April 2009 to June 2009	$22,000
Heron (5)	2001	52,827	December 11, 2005	December 2007 to February 2008	$24,000
Jaeger (6)	2004	52,248	July 12, 2007	July 2008 to September 2008	$27,500
Kestrel I (7)	2004	50,326	July 1, 2006	December 2007 to April 2008	$18,750
Kite	1997	47,195	August 11, 2007	September 2009 to January 2010	$21,000
Merlin(8)	2001	50,296	October 26, 2005	October 2007 to December 2007	$24,000
Osprey I (9)	2002	50,206	September 1, 2005	July 2008 to November 2008	$21,000
Peregrine	2001	50,913	December 16, 2006	December 2008 to March 2009	$20,500
Sparrow (10)	2000	48,225	January 27, 2007	December 2007 to March 2008	$24,000
Tern (11)	2003	50,200	July 3, 2006	December 2007 to April 2008	$19,000
Shrike (12)	2003	53,343	April 24, 2007	April 2009 to August 2009	$24,600
Skua (13)	2003	53,350	June 20, 2007	May 2009 to August 2009	$24,200
Kittiwake (14)	2002	53,146	June 27, 2007	May 2008 to August 2008	$30,400

(1)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(2)	The charterer of the CONDOR has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $22,000 per day.
(3)

Upon conclusion of the current charter, the FALCON commences a new time charter with a rate of $39,500 per day for 21 to 23 months. The charterer has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.

(4)	The daily rate for the HARRIER is $27,000 for the first year and $21,000 for the second year. Revenue recognition is based on an average daily rate of $24,000.
(5)

Upon conclusion of the current charter, the HERON commences a new time charter with a rate of $26,375 per day for 36 to 39 months. The charterer has an option for a further 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(6)	The charter rate for the JAEGER may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $22,500 per day.
(7)	The charterer of the KESTREL I has exercised its option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.
(8)

Upon conclusion of the current charter, the MERLIN commences a new 36 to 39 month time charter. The daily rate is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.

(9)

The charterer of the OSPREY I has exercised its option to extend the charter period by up to 11 to 13 months at a time charter rate of $25,000 per day. The charterer has an additional option to extend for a further 11 to 13 months at a time charter rate of $25,000 per day.

(10)

The SPARROW is on a time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate. Upon conclusion of the charter, the SPARROW commences a new 24 to 26 month time charter at a rate of $34,500 per day.

(11)	The charterer of the TERN has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $20,500 per day.
(12)

The Company took delivery of the SHRIKE on April 24, 2007 and the vessel was immediately delivered to the charterer at a time charter rate of $24,600 per day for 24 to 27 months. The charterer has an option to extend the charter period by 12 to 14 months at a daily time charter rate of $25,600.

(13)

The Company took delivery of the SKUA on June 20, 2007 and the vessel was immediately delivered to the charterer at a time charter rate of $24,200 per day for 23 to 25 months. The charterer has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $25,200.

(14)

The Company took delivery of the KITTIWAKE on June 27, 2007 and the vessel was immediately delivered to the charterer at a time charter rate of $30,400 per day for 11 to 13 months. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $24,400 per day.

As of September 30, 2007, the Company has contracted for 31 vessels to be constructed. The following table represents certain information about the Company’s newbuilding vessels and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Crowned Eagle	56,000	Nov 2008	Charter Free	—	—
Crested Eagle	56,000	Feb 2009	Charter Free	—	—
Stellar Eagle	56,000	Apr 2009	Charter Free	—	—
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—
			Feb 2012	$ 24,750	—
Wren	53,100	Aug 2008	Feb 2012 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000
			Jan 2014	$ 18,300	—
Woodstar	53,100	Oct 2008	Jan 2014 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000
Thrush	53,100	Sep 2009	Charter Free	—	—
Thrasher	53,100	Nov 2009	Feb 2016	$ 18,400	—
			Feb 2016 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000
Avocet	53,100	Dec 2009	Mar 2016	$ 18,400	—
			Mar 2016 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000
Bittern	58,000	Sep 2009	Dec 2014	$ 18,850	—
			Dec 2014 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000
Canary	58,000	Oct 2009	Jan 2015	$ 18,850	—
			Jan 2015 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000
Crane	58,000	Nov 2009	Feb 2015	$ 18,850	—
			Feb 2015 to Dec 2018/apr 2019	$ 18,000	50 % over $22,000
Egret (4)	58,000	Dec 2009	Sep 2012 to Jan 2013	$ 17,650	50 % over $20,000
Gannet (4)	58,000	Jan 2010	Oct 2012 to Feb 2013	$ 17,650	50 % over $20,000
Grebe(4)	58,000	Feb 2010	Nov 2012 to Mar 2013	$ 17,650	50 % over $20,000
Ibis (4)	58,000	Mar 2010	Dec 2012 to Apr 2013	$ 17,650	50 % over $20,000
Jay	58,000	Apr 2010	Sep 2015	$ 18,500	50 % over $21,500
			Sep 2015 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000
Kingfisher	58,000	May 2010	Oct 2015	$ 18,500	50 % over $21,500
			Oct 2015 to Dec 2018/Apr 2019	$ 18,000	50 % over $22,000

Martin	58,000	Jun 2010	Dec 2016 to Dec 2017	$ 18,400	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$ 18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$ 18,400	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$ 18,400	—
Petrel (4)	58,000	Sep 2011	Jun 2014 to Oct 2014	$ 17,650	50 % over $20,000
Puffin (4)	58,000	Oct 2011	Jul 2014 to Nov 2014	$ 17,650	50 % over $20,000
Roadrunner (4)	58,000	Nov 2011	Aug 2014 to Dec 2014	$ 17,650	50 % over $20,000
Sandpiper (4)	58,000	Dec 2011	Sep 2014 to Jan 2015	$ 17,650	50 % over $20,000
Snipe	58,000	Jan 2012	Charter Free	—	—
Swift	58,000	Feb 2012	Charter Free	—	—
Raptor	58,000	Mar 2012	Charter Free	—	—
Saker	58,000	Apr 2012	Charter Free	—	—
(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 2.25% to 6.25% to third party ship brokers.
(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Republic of the Marshall Islands limited liability company with offices in New York City.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call and Webcast Information

As previously announced, members of Eagle Bulk’s senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, November 8, 2007, to discuss the results.

To participate in the teleconference, investors and analysts are invited to call 800-295-4740 in the U.S., or 617-614-3925 outside of the U.S., and reference participant code 49478312. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting the Company’s website at: www.eagleships.com.

IMPORTANT: Investors participating in the teleconference are encouraged to access an accompanying slide presentation, which management will reference during the call. This presentation will be available at www.eagleships.com. A telephonic replay will be available following the call until 12:00 a.m. ET on November 15th, 2007. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 71632247.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping, Inc., headquartered in New York City, is a leading global owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet on medium- to long-term time charters which allow us to take advantage of the stable cash flow and high utilization rates that are associated with such charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:

Alan Ginsberg

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 212-785-2500

Investor Relations / Media:

Jon Morgan

Mandelbaum & Morgan, New York

Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.